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                                   EXHIBIT 5.1

[Jeffers, Shaff & Falk, LLP Letterhead]

November 2, 2001

Peregrine Pharmaceuticals, Inc.
14272 Franklin Avenue, Suite 100
Tustin, California 92780-7017

Re:      Registration Statement on Form S-3
         Peregrine Pharmaceuticals, Inc., Common Stock, par value $.001 per share, and Warrants to Purchase Common Stock.

Ladies and Gentlemen:

We are counsel for Peregrine Pharmaceuticals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on October 5, 2001 and amended on November 2, 2001, for the offer and sale by the Company of up to 10,000,000 shares of its common stock, $.001 par value (the "Shares"), and warrants to purchase up to 2,000,000 shares of its common stock (the "Warrants").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The Shares and Warrants to be issued by the Company, as covered by the Registration Statement, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,


/S/ JEFFERS, SHAFF & FALK, LLP
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JEFFERS, SHAFF & FALK, LLP